EXHIBIT 5.1

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019-6064

212-373-3000

212-757-3990

November 30, 2023

Movado Group, Inc.

650 From Road, Suite 375

Paramus, NJ 07652-3556

Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as special counsel to Movado Group, Inc., a New York corporation (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”) of the Company, filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Act”), and the rules and regulations thereunder (the “Rules”). You have asked us to furnish our opinion as to the legality of the securities being registered under the Registration Statement. The Registration Statement relates to the registration under the Act of:

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1.      1,767,904 shares (the “Stock Incentive Plan Shares”) of common stock, par value $0.01 per share, of the Company (the “Common Stock”) that are reserved for issuance upon exercise of options granted, or in respect of awards granted under the Company’s 1996 Stock Incentive Plan, dated as of October 11, 1996, as amended and restated as of April 8, 2004 and as subsequently amended by the First Amendment thereto adopted December 4, 2006, the Second Amendment thereto effective as of January 1, 2008 and the Third Amendment thereto effective June 18, 2009, as amended and restated as of April 8, 2013, and as further amended and restated effective April 4, 2023 (as amended and restated, the “A&R 1996 Plan”); and

2.      250,000,000 shares of Common Stock (the “DCP Shares” and, together with the Stock Incentive Plan Shares, the “Shares”) and $70,000,000 of the deferred compensation obligations under the Company’s Deferred Compensation Plan For Executives, effective June 1, 1995 and amended and restated effective January 1, 1998, amended and restated January 1, 2002, amended and restated January 1, 2008, amended effective January 1, 2011, and amended and restated effective January 1, 2013 (as amended and restated, the “Deferred Compensation Plan”).

In connection with the furnishing of this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (collectively, the “Documents”):

1.      the Registration Statement;

2.      the A&R 1996 Plan and the forms of award agreements (the “A&R 1996 Plan Agreements”) relating to awards under the A&R 1996 Plan; and

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3.      the Deferred Compensation Plan and the forms of award agreements relating to awards under the Deferred Compensation Plan (the “DCP Plan Agreements” and, together with the forms of award agreements relating to awards under the Deferred Compensation Plan, the “Plan Agreements”).

In addition, we have examined (i) such corporate records of the Company that we have considered appropriate, including a copy of the restated certificate of incorporation, as amended, and restated by-laws of the Company, certified by the Company as in effect on the date of this letter, and copies of resolutions of the board of directors of the Company relating to the issuance of the Shares, certified by the Company and (ii) such other certificates, agreements and documents that we deemed relevant and necessary as a basis for the opinion expressed below. We have also relied upon the factual matters contained in the representations and warranties of the Company made in the Documents and upon certificates of public officials and the officers of the Company.

In our examination of the documents referred to above, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity of all individuals who have executed any of the documents reviewed by us, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as certified, photostatic, reproduced or conformed copies of valid existing agreements or other documents, the authenticity of all the latter documents and that the statements regarding matters of fact in the certificates, records, agreements, instruments and documents that we have examined are accurate and complete.

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Based upon the above, and subject to the stated assumptions, exceptions and qualifications, we are of the opinion that the (i) Shares have been duly authorized by all necessary corporate action on the part of the Company and, when issued and delivered in accordance with the terms of the A&R 1996 Plan or the Deferred Compensation Plan and any applicable Plan Agreement, the Shares will be validly issued, fully paid and non-assessable, and (ii) the Deferred Compensation Obligations, when established pursuant to the terms of the Deferred Compensation Plan, will be valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms and the terms of the Deferred Compensation Plan, except as enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting creditors' rights generally and subject to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

The opinion expressed above is limited to the laws of the State of New York. Our opinion is rendered only with respect to the laws, and the rules, regulations and orders under those laws, that are currently in effect.

We hereby consent to use of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required by the Act or the Rules.

Very truly yours,

/s/ PAUL, WEISS, RIFKIND, WHARTON & GARRISON LLP
PAUL, WEISS, RIFKIND, WHARTON & GARRISON LLP